                                Filed pursuant to Rule 424(b)(3) and Rule 424(c)
                                                       Registration No. 33-36229
                                                       Registration No. 33-45097
                                                       Registration No. 33-47521
                                                       Registration No. 33-56000
                                                       Registration No. 33-87322
                                                      Registration No. 333-11313
                                                      Registration No. 333-57129
                                                      Registration No. 333-87069



PROSPECTUS SUPPLEMENT
(To Prospectuses dated August 31, 1999, September 14, 1999 and November 30,
1999)



                                7,500,000 SHARES

                             NABORS INDUSTRIES, INC.

                     COMMON STOCK, PAR VALUE $.10 PER SHARE

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        This Prospectus Supplement supplements the Prospectuses, dated August
31, 1999, September 14, 1999 and November 30, 1999, of Nabors Industries, Inc. relating to an aggregate of 14,775,167 shares of its common stock, $.10 par value per share, which are held by persons who may be deemed to be affiliates of Nabors and which may be offered for sale from time to time by them. This Prospectus Supplement should be read in conjunction with the Prospectuses and is qualified by reference to the Prospectuses except to the extent that the information contained herein supersedes the information contained in the Prospectuses.

        On March 23, 2000, Eugene M. Isenberg, Anthony G. Petrello and Richard Stratton sold 4,700,000 shares, 2,200,000 shares and 600,000 shares of Nabors common stock, respectively, for a net price of $38.00 per share, to Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch may resell the securities from time to time to purchasers directly in negotiated transactions at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In connection with the sale of any shares of Nabors common stock hereby, Merrill Lynch may be deemed to have received compensation equal to the difference between the amount received by Merrill Lynch upon the sale of such Common Stock and $38.00. Nabors has agreed to indemnify Merrill Lynch against certain liabilities, including liabilities under the Securities Act, in connection with such sales.

        The last reported sale price of a share of Nabors common stock on the American Stock Exchange on March 23, 2000 was $39.688.

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                               Merrill Lynch & Co.

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            The date of this Prospectus Supplement is March 24, 2000.